Exhibit 99.1

ITT Reports Strong Fourth-Quarter Results, Initiates 2021 Guidance

  Delivered 200 basis points improvement in segment operating margin, 150 basis points improvement in adjusted segment operating margin
  Generated full year operating cash flow of $436 million, up 22%; free cash flow of $372 million, up 40%
  Executed cost actions of over $100 million in 2020, producing incremental benefits in 2021
  Announces a 30% increase in quarterly dividend to $0.22 per share
  Initiates 2021 EPS guidance of $3.12 to $3.48, adjusted EPS guidance of $3.45 to $3.75, up 8% to 17% adjusted

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--February 19, 2021--ITT Inc. (NYSE: ITT) today reported fourth quarter 2020 and full-year financial results that reflect the company’s resilience and benefits derived from actions taken to address the challenges of the global pandemic. The company reported a fourth quarter year-over-year sales decline of 2%, down 4% on an organic basis, and full year sales decline of 13% to $2,478 million. Segment operating margin for the fourth quarter of 16.9% expanded 200 basis points and adjusted segment operating margin expanded 150 basis points.

In the fourth quarter, the company successfully terminated its U.S. pension plan and transferred the plan's liabilities to an insurance company to reduce administrative costs and eliminate any future funding requirements. The transaction was funded with plan assets and cash of $8 million. As a result, the company recognized a non-cash settlement charge of $137 million within non-operating expenses. Also in the fourth quarter, we negotiated an asbestos coverage-in-place agreement with a group of insurers resulting in a $52 million increase in insurance assets. The company separately incurred tax and other charges totaling $17 million. As a result of these actions, earnings per share was a loss of $0.16 in the fourth quarter. Excluding the impact of these items, adjusted earnings per share increased 2% to $1.01 versus prior year despite the sales decline.

“ITT’s performance in the fourth quarter is a testament to the actions we took early in the pandemic to deliver on our commitments to our stakeholders,” said Luca Savi, Chief Executive Officer and President of ITT Inc. “Our operational excellence drove 200 basis points of segment operating margin expansion despite a sales decline and coupled with our other two strategic priorities of customer centricity and effective capital deployment, enabled ITT to deliver a strong financial performance to end 2020. Adjusted earnings per share increased 23% sequentially compared to the third quarter, and increased 2% compared to the prior year despite lower sales.

“Our strong fourth quarter capped a year in which we generated $372 million of free cash flow, a 40% increase compared to prior year, representing a 15% free cash flow margin. I am proud of how ITTers around the globe continue to respond to this pandemic.

“I am encouraged by the improvements we saw in the fourth quarter. Motion Technologies grew 10% on an organic basis, with over 400 basis points of adjusted margin expansion fueled by growth in our Friction business, which continues to outpace the global auto market. We were also awarded content on seven new electric vehicle platforms. Adjusted segment margins in Industrial Process expanded 90 basis points driven by productivity and cost controls. We are well on track towards our 15% plus long-term margin target for Industrial Process,” Savi continued. “The strength of our portfolio and benefits from actions taken in 2020 will ensure ITT is well positioned for growth and margin expansion in 2021.”

Savi concluded, “Our execution and commitment to our customers delivered great results to end a challenging year. We have a robust balance sheet with the ability to deploy ample capital in 2021 toward growth investments, dividends, share repurchases and intensified M&A, whilst we continue to win in the marketplace as demonstrated by our significant new platform awards. I remain confident that the future of ITT is as bright as ever, and I look forward to sharing our progress with the investment community in 2021.”

Quarterly Dividend Increase

The company also announced today that it is increasing its quarterly dividend 30% to $0.22 per share on the company’s outstanding common stock. The Board of Directors has approved the cash dividend for the first quarter of 2021, which will be payable on April 5, 2021, to shareholders of record as of the close of business on March 17, 2021.

Table 1. Fourth Quarter Performance

	4Q 2020	4Q 2019	Change
Revenue	$708.6	$719.1	(1.5)%
Organic Growth			(3.9)%
Segment Operating Income	$119.5	$107.1	11.6%
Segment Operating Margin	16.9%	14.9%	200	bps
Adjusted Segment Operating Income	$120.1	$110.8	8.4%
Adjusted Segment Operating Margin	16.9%	15.4%	150	bps
(Loss) Earnings Per Share	$(0.16)	$0.75	(121.3)%
Adjusted Earnings Per Share	$1.01	$0.99	2.0%

Note: all results unaudited

Organic revenue (defined as total revenue excluding impact of foreign currency, acquisitions and divestitures) decreased 4% driven by declines in the Connect & Control Technologies and Industrial Process segments. This was partially offset by growth in Motion Technologies driven by Friction sales volumes.

Adjusted segment operating income increased 8% to $120 million, at a margin of 16.9%. The increase in adjusted segment operating income resulted from restructuring cost savings, shop floor productivity and benefits of cost actions, partially offset by reduced volume from weaker demand and disruption caused by the COVID-19 pandemic and strategic investments to drive future growth. On a sequential basis, segment operating income increased 42% and adjusted segment operating income increased 26%.

Operating cash flow for the fourth quarter was down 13%, to $118 million, and free cash flow was down 11%, to $102 million. Full year free cash flow of $372 million increased 40% versus the prior year. This was driven by higher collections, improved inventory management, and a stringent focus on capital expenditures. At the end of 2020, we had approximately $1.6 billion in available liquidity.

Table 2. Fourth Quarter Segment Results

	Revenue			Operating Income
	4Q 2020	Reported Inc / (Dec)	Organic Inc / (Dec)	4Q 2020	Reported Inc / (Dec)	Adjusted Inc / (Dec)
Motion Technologies	$352.1	15.7%	10.3%	$70.1	50.8%	46.4%
Industrial Process	228.3	(10.5)%	(10.4)%	33.1	(4.1)%	(5.0)%
Connect & Control Technologies	129.0	(19.8)%	(20.9)%	16.3	(37.5)%	(38.9)%
Total segment results	708.6	(1.5)%	(3.9)%	119.5	11.6%	8.4%

Note: all results unaudited; excludes intercompany eliminations; comparisons to Q4 2019

Motion Technologies organic revenue increased 10%, reflecting an increase of 13% in Friction with significant outperformance compared to global auto production growth across the end markets we serve. Wolverine increased 12% due to growth in OE shims and seals. KONI and Axtone revenue decreased 2%. Adjusted operating income increased 46% to $69 million primarily due to strong sales volumes coupled with benefits from productivity and cost reduction actions. Adjusted operating margin improved 410 basis points to 19.5%.

Industrial Process organic revenue decreased 10% primarily due to weakness in short-cycle baseline pumps and aftermarket service, principally within the oil and gas market. Adjusted operating income decreased 5% to $35 million primarily due to reduced sales volumes, partially offset by savings from productivity and supply chain improvements, and benefits from restructuring actions. These benefits drove adjusted margin expansion of 90 basis points to 15.1%.

Connect and Control Technologies organic revenue decreased 21% primarily driven by continued weakness in global commercial air traffic and unfavorable timing of defense platforms. Adjusted segment operating income decreased 39% to $17 million primarily driven by reduced sales volume, partially offset by productivity and supply chain actions, as well as restructuring benefits.

Table 3. 2020 Full Year Results

	FY 2020	FY 2019	Change
Revenue	$2,478	$2,846	(12.9)%
Organic Growth			(13.8)%
Segment Operating Income	$318.6	$432.3	(26.3)%
Segment Operating Margin	12.9%	15.2%	-230	bps
Adjusted Segment Operating Income	$376.4	$456.7	(17.6)%
Adjusted Segment Operating Margin	15.2%	16.0%	-80	bps
Earnings Per Share	$0.78	$3.65	(78.6)%
Adjusted Earnings Per Share	$3.20	$3.81	(16.0)%
Cash Flow from Operations	$435.9	$357.7	21.9%
Free Cash Flow	$372.2	$266.3	39.8%
Free Cash Flow Margin	15.0%	9.4%	560	bps

Note: all results unaudited

2021 Guidance

The company’s 2021 guidance assumes limited further disruption from the COVID-19 global pandemic, which significantly impacted 2020 performance, and continued improvement in global economic activity, particularly in the second half of 2021. We expect revenue growth of 5% to 7%, or up 2% to 4% on an organic basis; segment operating margin of 15.5% to 16.0%, and adjusted segment operating margin range of 16.5% to 17.0%, up 130 to 180 bps; earnings per share of $3.12 to $3.48, and adjusted earnings per share of $3.45 to $3.75 per share, up 8% to 17%; and free cash flow of $270 million to $300 million, representing free cash flow margin of 10% to 12% for the full year.

Investor Conference Call Details

ITT's senior management will host a conference call for investors today at 9:00 a.m., Eastern time. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com/investors. A replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Friday, March 5, 2021, at midnight, Eastern time. Reconciliations of non-GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation: impacts on our business due to the COVID-19 pandemic, including disruptions to our operations and demand for our products, increased costs, disruption of supply chain and other constraints in the availability of key commodities and other necessary services, government-mandated site closures, employee illness or loss of key personnel, the impact of travel restrictions and stay-in-place restrictions on our business and workforce, customer and supplier bankruptcies, impacts to the global economy and financial markets, and liquidity challenges in accessing capital markets; uncertain global economic and capital markets conditions, including due to COVID-19, trade disputes between the U.S. and its trading partners, and fluctuations in oil prices; uncertainties regarding our exposure to pending and future asbestos claims and related liabilities and insurance recoveries; risks due to our operations and sales outside the U.S. and in emerging markets; fluctuations in foreign currency exchange rates; fluctuations in demand or customers’ levels of capital investment and maintenance expenditures, especially in the oil and gas, chemical, and mining markets, or changes in our customers’ anticipated production schedules, especially in the commercial aerospace market; failure to compete successfully and innovate in our markets; the extent to which there are quality problems with respect to manufacturing processes or finished goods; risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government; volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements; failure to manage the distribution of products and services effectively; loss of or decrease in sales from our most significant customers; fluctuations in our effective tax rate; failure to protect our intellectual property rights or violations of the intellectual property rights of others; the risk of material business interruptions, particularly at our manufacturing facilities; the risk of cybersecurity breaches; changes in laws relating to the use and transfer of personal and other information; failure of portfolio management strategies, including cost-saving initiatives, to meet expectations; risk of liabilities from past divestitures and spin-offs; changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform; failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, export controls and trade sanctions, including recently announced tariffs; and risk of product liability claims and litigation. More information on factors that could cause actual results or events to differ materially from those anticipated is included in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2020 (particularly under the caption “Risk Factors”), our Quarterly Reports on Form 10-Q and in other documents we file from time to time with the SEC.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months		Twelve Months
For the Periods Ended December 31	2020	2019	2020	2019
Revenue	$708.6	$719.1	$2,477.8	$2,846.4
Costs of revenue	490.0	491.1	1,695.6	1,936.3
Gross profit	218.6	228.0	782.2	910.1
General and administrative expenses	50.2	64.7	200.7	240.3
Sales and marketing expenses	35.8	41.4	146.5	165.9
Research and development expenses	23.6	24.8	84.9	97.9
Asbestos-related (benefit) costs, net	(50.4)	11.6	66.3	(20.2)
Restructuring costs	0.5	1.9	43.0	12.8
Asset impairment charges	—	—	16.3	1.0
(Gain) loss on sale or disposal of long-lived assets	(0.3)	1.3	(2.0)	1.0
Operating income	159.2	82.3	226.5	411.4
Interest expense (income), net	0.1	(1.0)	(0.7)	(4.1)
Non-operating postretirement costs	138.3	1.0	144.2	4.5
Miscellaneous (income), net	(1.1)	(1.7)	(2.2)	(3.4)
Income from continuing operations before income tax	21.9	84.0	85.2	414.4
Income tax expense	34.9	16.8	15.3	89.9
(Loss) income from continuing operations	(13.0)	67.2	69.9	324.5
Income from discontinued operations, including tax benefit (expense) of $0.0, $0.5, $(0.2), and $0.6, respectively	0.1	1.9	4.0	1.7
Net (loss) income	(12.9)	69.1	73.9	326.2
Less: Income attributable to noncontrolling interests	0.6	0.7	1.4	1.1
Net (loss) income attributable to ITT Inc.	$(13.5)	$68.4	$72.5	$325.1

Amounts attributable to ITT Inc.:
(Loss) income from continuing operations, net of tax	(13.6)	$66.5	$68.5	$323.4
Income from discontinued operations, net of tax	0.1	1.9	4.00	1.7
Net (loss) income	$(13.5)	$68.4	$72.5	$325.1

(Loss) earnings per share attributable to ITT Inc.:
Basic earnings per share:
Continuing operations	$(0.16)	$0.76	$0.79	$3.7
Discontinued operations	—	0.02	0.05	0.0
Net (loss) income	$(0.16)	$0.78	$0.84	$3.7
Diluted (loss) earnings per share:
Continuing operations	$(0.16)	$0.75	$0.78	$3.7
Discontinued operations	—	0.02	0.05	0.0
Net (loss) income	$(0.16)	$0.77	$0.83	$3.7
Weighted average common shares – basic	86.4	87.7	86.7	87.7
Weighted average common shares – diluted	86.4	88.6	87.3	88.6

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$859.8	$612.1
Receivables, net	507.5	578.4
Inventories, net	360.5	392.9
Other current assets	189.5	153.4
Total current assets	1,917.3	1,736.8
Plant, property and equipment, net	525.1	531.5
Goodwill	944.8	927.2
Other intangible assets, net	106.4	138.0
Asbestos-related assets	353.7	319.6
Deferred income taxes	158.3	138.1
Other non-current assets	272.0	316.5
Total non-current assets	2,360.3	2,370.9
Total assets	$4,277.6	$4,107.7
Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper and current maturities of long-term debt	$106.8	$86.5
Accounts payable	306.8	332.4
Accrued liabilities	457.4	430.8
Total current liabilities	871.0	849.7
Asbestos-related liabilities	840.6	731.6
Postretirement benefits	227.5	213.9
Other non-current liabilities	210.6	234.7
Total non-current liabilities	1,278.7	1,180.2
Total liabilities	2,149.7	2,029.9
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and Outstanding – 86.5 and 87.8 shares, respectively	86.5	87.8
Retained earnings	2,319.3	2,372.4
Accumulated other comprehensive loss:
Postretirement benefit plans	(55.9)	(133.3)
Cumulative translation adjustments	(223.5)	(252.0)
Total ITT Inc. shareholders' equity	2,126.4	2,074.9
Noncontrolling interests	1.5	2.9
Total shareholders’ equity	2,127.9	2,077.8
Total liabilities and shareholders’ equity	$4,277.6	$4,107.7

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Twelve Months Ended December 31	2020	2019
Operating Activities
Income from continuing operations attributable to ITT Inc.	$68.5	$323.4
Adjustments to income from continuing operations
Depreciation and amortization	112.2	113.4
Equity-based compensation	13.4	15.7
Asbestos-related costs (benefit), net	66.3	(20.2)
Pension settlement charges	137.0	—
Deferred income tax (benefit) expense	(43.9)	30.9
Asset impairment charges	16.3	1.0
(Gain) loss on sale or disposal of long-lived assets	(2.0)	1.0
Other non-cash charges, net	45.0	37.8
Asbestos-related payments, net	(9.8)	(21.6)
Contributions to postretirement plans	(18.0)	(22.9)
Changes in assets and liabilities:
Change in receivables	83.3	(40.6)
Change in inventories	36.5	(0.6)
Change in contract assets	(1.0)	2.7
Change in contract liabilities	(1.9)	(5.1)
Change in accounts payable	(34.7)	(1.9)
Change in accrued expenses	4.2	(14.7)
Change in income taxes	(6.2)	(9.6)
Other, net	(29.3)	(31.0)
Net Cash – Operating activities	435.9	357.7
Investing Activities
Capital expenditures	(63.7)	(91.4)
Proceeds from sale of long-lived assets	1.7	0.9
Acquisitions, net of cash acquired	(4.7)	(113.1)
Other, net	0.9	0.2
Net Cash – Investing activities	(65.8)	(203.4)
Financing Activities
Commercial paper, net borrowings (repayments)	13.1	(27.2)
Short-term revolving loans, borrowings	495.8	—
Short-term revolving loans, repayments	(524.7)	—
Long-term debt, issued	1.5	8.1
Long-term debt, repayments	(2.5)	(3.2)
Repurchase of common stock	(84.2)	(41.4)
Dividends paid	(59.0)	(52.1)
Proceeds from issuance of common stock	4.3	14.9
Other, net	(2.9)	(0.6)
Net Cash – Financing activities	(158.6)	(101.5)
Exchange rate effects on cash and cash equivalents	35.2	(3.0)
Net cash from discontinued operations – operating activities	1.0	0.9
Net change in cash and cash equivalents	247.7	50.7
Cash and cash equivalents – beginning of year (includes restricted cash of $0.8 and $1.0, respectively)	612.9	562.2
Cash and Cash Equivalents – end of Period (includes restricted cash of $0.8 and $0.8, respectively)	$860.6	$612.9
Supplemental Cash Flow Disclosures
Cash paid (received) during the year for:
Interest	$3.3	$2.5
Income taxes, net of refunds received	61.1	63.4

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.
Organic Revenues and Organic Orders are defined as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.
Adjusted Operating Income and Adjusted Segment Operating Income are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, impairments, restructuring, realignment, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as adjusted operating income or adjusted segment operating income divided by revenue. Adjusted Segment Decremental or Incremental Operating Margin is defined as the change in adjusted segment operating income divided by the change in revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, impairments, restructuring, realignment, pension settlement and curtailment impacts, certain acquisition-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results which management views as unrelated to the Company's ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Free Cash Flow and Free Cash Flow Margin are defined as net cash provided by operating activities less capital expenditures and the ratio of free cash flow to revenue. We believe that free cash flow and free cash flow margin provide useful information to investors as they provide insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.
Working Capital is defined as the sum of Receivables, net, Inventories, net and Current contract assets less Accounts payable and Current contract liabilities. Working Capital as a percentage of revenue is calculated by dividing working capital by the trailing twelve months of revenue. We believe that working capital and working capital as a percentage of revenue provides useful information to investors as it provides insight into both a company's operational efficiency and its short-term financial health.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Orders
Fourth Quarter 2020 & 2019
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change	Acquisition / Divestitures	FX Impact	Revenue / Orders	$ Change	% Change
	Q4 2020	Q4 2019	2020 vs. 2019	2020 vs. 2019	Q4 2020	Q4 2020	Q4 2020	Adj. 2020 vs. 2019	Adj. 2020 vs. 2019

Revenue
ITT Inc.	$708.6	$719.1	$(10.5)	(1.5%)	$-	$17.7	$690.9	$(28.2)	(3.9%)

Motion Technologies	352.1	304.4	47.7	15.7%	-	16.2	335.9	31.5	10.3%
Industrial Process	228.3	255.2	(26.9)	(10.5%)	-	(0.3)	228.6	(26.6)	(10.4%)
Connect & Control Technologies	129.0	160.8	(31.8)	(19.8%)	-	1.8	127.2	(33.6)	(20.9%)

Orders
ITT Inc.	$665.2	$679.4	$(14.2)	(2.1%)	$-	$18.9	$646.3	$(33.1)	(4.9%)

Motion Technologies	351.9	298.2	53.7	18.0%	-	16.3	335.6	37.4	12.5%
Industrial Process	183.7	220.2	(36.5)	(16.6%)	-	0.5	183.2	(37.0)	(16.8%)
Connect & Control Technologies	130.0	161.5	(31.5)	(19.5%)	-	2.0	128.0	(33.5)	(20.7%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Fourth Quarter 2020 & 2019
(In Millions)

	Q4 2020	Q4 2020		Q4 2020	Q4 2019	Q4 2019		Q4 2019	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2020 vs. 2019		As Adjusted 2020 vs. 2019

Revenue:
Motion Technologies	$352.1			$352.1	$304.4			$304.4	15.7%		15.7%
Industrial Process	228.3			228.3	255.2			255.2	(10.5%)		(10.5%)
Connect & Control Technologies	129.0			129.0	160.8			160.8	(19.8%)		(19.8%)
Intersegment eliminations	(0.8)			(0.8)	(1.3)			(1.3)
Total Revenue	$708.6			$708.6	$719.1			$719.1	(1.5%)		(1.5%)

Operating Margin:
Motion Technologies	19.9%	(40)	BP	19.5%	15.3%	10	BP	15.4%	460	BP	410	BP
Industrial Process	14.5%	60	BP	15.1%	13.5%	70	BP	14.2%	100	BP	90	BP
Connect & Control Technologies	12.6%	40	BP	13.0%	16.2%	90	BP	17.1%	(360)	BP	(410)	BP
Total Operating Segments	16.9%	-	BP	16.9%	14.9%	50	BP	15.4%	200	BP	150	BP

Operating Income:
Motion Technologies	$70.1	$(1.3)		$68.8	$46.5	$0.5		$47.0	50.8%		46.4%
Industrial Process	33.1	1.4		34.5	34.5	1.8		36.3	(4.1%)		(5.0%)
Connect & Control Technologies	16.3	0.5		16.8	26.1	1.4		27.5	(37.5%)		(38.9%)
Total Segment Operating Income	$119.5	$0.6		$120.1	$107.1	$3.7		$110.8	11.6%		8.4%
Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent items including certain legal matters.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Fourth Quarter 2020 & 2019
(In Millions, except per share amounts)

	Q4 2020				Q4 2020	Q4 2019			Q4 2019	2020 vs. 2019	2020 vs. 2019
	As Reported		Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted ($)	As Adjusted (%)

Segment operating income	$119.5		$0.6	#A	$120.1	$107.1	$3.7	#A	$110.8
Corporate income (expense)	39.7		(47.7)	#B	(8.0)	(24.8)	16.3	#B	(8.5)
Operating income (loss)	159.2		(47.1)		112.1	82.3	20.0		102.3

Interest (expense) income	(0.1)		-		(0.1)	1.0	-		1.0
Other (expense) income	(137.2)		137.4	#C	0.2	0.7	-		0.7
Income from continuing operations before tax	21.9		90.3		112.2	84.0	20.0		104.0

Income tax (expense) benefit	(34.9)		11.2	#D	(23.7)	(16.8)	0.9	#D	(15.9)
(Loss) income from continuing operations	(13.0)		101.5		88.5	67.2	20.9		88.1

Less: Income attributable to noncontrolling interests	0.6		-		0.6	0.7	-		0.7
(Loss) income from continuing operations - ITT Inc.	$(13.6)		$101.5		$87.9	$66.5	$20.9		$87.4

EPS from continuing operations	$(0.16)	#E	$1.17		$1.01	$0.75	$0.24		$0.99	$0.02	2.0%

Note: Amounts may not calculate due to rounding.
Per share amounts are based on diluted weighted average common shares outstanding.

#A - 2020 includes restructuring costs ($0.6M)
#A - 2019 includes restructuring costs ($1.8M), acquisition related costs ($1.7M) and other legal costs ($0.2M).

#B - 2020 includes asbestos related benefit ($50.4M) and other costs ($2.7M).
The net asbestos benefit is due to an insurance settlement ($52.1M) and asbestos related expense ($1.7M)
#B - 2019 includes realignment and other costs ($4.7M), and asbestos related expense ($11.6M).

#C - 2020 primarily includes pension termination related settlement charges.

#D - 2020 includes tax-related special items including tax expense for valuation allowance change ($21.4M), tax expense for the pension termination related to AOCI of ($5.1M)
and tax expense on future distribution of foreign earnings ($4.5M), and the net tax benefit of special items #A through #C ($20.8M).
#D - 2019 includes various tax-related special items including tax expense for valuation allowance change ($6.0M), tax expense on future distribution of foreign earnings ($2.2M), tax benefit for return to accrual adjustment ($4.5M), and the tax impact of other operating special items.

#E - 2020 GAAP EPS is calculated using basic average common shares outstanding due to a net loss.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Orders
Full Year 2020 & 2019
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change	Acquisition / Divestitures	FX Impact	Revenue / Orders	$ Change	% Change
	FY 2020	FY 2019	2020 vs. 2019	2020 vs. 2019	FY 2020	FY 2020	FY 2020	Adj. 2020 vs . 2019	Adj. 2020 vs. 2019

Revenue
ITT Inc.	$2,477.8	$2,846.4	$(368.6)	(12.9%)	$24.4	$(1.3)	$2,454.7	$(391.7)	(13.8%)

Motion Technologies	1,121.1	1,241.8	(120.7)	(9.7%)	-	8.1	1,113.0	(128.8)	(10.4%)
Industrial Process	843.0	943.8	(100.8)	(10.7%)	18.6	(11.4)	835.8	(108.0)	(11.4%)
Connect & Control Technologies	516.5	663.9	(147.4)	(22.2%)	5.8	2.0	508.7	(155.2)	(23.4%)

Orders
ITT Inc.	$2,391.5	$2,813.2	$(421.7)	(15.0%)	$24.8	$(0.7)	$2,367.4	$(445.8)	(15.8%)

Motion Technologies	1,108.5	1,250.6	(142.1)	(11.4%)	-	8.2	1,100.3	(150.3)	(12.0%)
Industrial Process	798.1	886.8	(88.7)	(10.0%)	19.6	(10.9)	789.4	(97.4)	(11.0%)
Connect & Control Technologies	487.2	678.9	(191.7)	(28.2%)	5.2	2.0	480.0	(198.9)	(29.3%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Full Year 2020 & 2019
(In Millions)

	FY 2020	FY 2020		FY 2020	FY 2019	FY 2019		FY 2019	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2020 vs. 2019		As Adjusted 2020 vs. 2019

Revenue:
Motion Technologies	$1,121.1			$1,121.1	$1,241.8			$1,241.8	(9.7%)		(9.7%)
Industrial Process	843.0			843.0	943.8			943.8	(10.7%)		(10.7%)
Connect & Control Technologies	516.5			516.5	663.9			663.9	(22.2%)		(22.2%)
Intersegment eliminations	(2.8)			(2.8)	(3.1)			(3.1)
Total Revenue	$2,477.8			$2,477.8	$2,846.4			$2,846.4	(12.9%)		(12.9%)

Operating Margin:
Motion Technologies	16.4%	110	BP	17.5%	17.4%	50	BP	17.9%	(100)	BP	(40)	BP
Industrial Process	9.2%	430	BP	13.5%	11.1%	160	BP	12.7%	(190)	BP	80	BP
Connect & Control Technologies	11.0%	170	BP	12.7%	16.8%	50	BP	17.3%	(580)	BP	(460)	BP
Total Operating Segments	12.9%	230	BP	15.2%	15.2%	80	BP	16.0%	(230)	BP	(80)	BP

Operating Income:
Motion Technologies	$184.0	$12.7		$196.7	$216.1	$6.2		$222.3	(14.9%)		(11.5%)
Industrial Process	77.6	36.4		114.0	104.7	14.7		119.4	(25.9%)		(4.5%)
Connect & Control Technologies	57.0	8.7		65.7	111.5	3.5		115.0	(48.9%)		(42.9%)
Total Segment Operating Income	$318.6	$57.8		$376.4	$432.3	$24.4		$456.7	(26.3%)		(17.6%)

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent items including certain legal matters.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Full Year 2020 & 2019
(In Millions, except per share amounts)

	FY 2020			FY 2020	FY 2019			FY 2019	2020 vs. 2019	2020 vs. 2019
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted ($)	As Adjusted (%)

Segment operating income	$ 318.6	$ 57.8	#A	$ 376.4	$ 432.3	$ 24.4	#A	$ 456.7
Corporate (expense) income	(92.1)	71.4	#B	(20.7)	(20.9)	(14.9)	#B	(35.8)
Operating income	226.5	129.2		355.7	411.4	9.5		420.9

Interest income	0.7	-		0.7	4.1	-		4.1
Other (expense) income	(142.0)	141.6	#C	(0.4)	(1.1)	-		(1.1)
Income from continuing operations before tax	85.2	270.8		356.0	414.4	9.5		423.9

Income tax (expense) benefit	(15.3)	(60.1)	#D	(75.4)	(89.9)	4.4	#D	(85.5)
Income from continuing operations	69.9	210.7		280.6	324.5	13.9		338.4

Less: Income attributable to noncontrolling interests	1.4	-		1.4	1.1	-		1.1
Income from continuing operations - ITT Inc.	$ 68.5	$ 210.7		$ 279.2	$ 323.4	$ 13.9		$ 337.3

EPS from continuing operations	$ 0.78	$ 2.42		$ 3.20	$ 3.65	$ 0.16		$ 3.81	$ (0.61)	(16.0%)
Note: Amounts may not calculate due to rounding.
Per share amounts are based on diluted weighted average common shares outstanding.

#A - 2020 includes restructuring costs ($40.7M), impairment charges ($16.3M) and acquisition related costs ($0.8M).
#A - 2019 includes restructuring and realignment costs ($13.1M), acquisition related costs ($8.7M), legal accrual ($1.6M) and other costs ($1.0M).

#B - 2020 includes asbestos related expense ($66.3M), restructuring costs ($2.3M) and other costs ($2.8M).
The net asbestos expense includes remeasurement expense ($135.9M) to transition to a full horizon, extending the projection through 2052 and other asbestos related costs ($30.8M), partially offset by favorable insurance settlements ($100.4M).
#B - 2019 includes restructuring and realignment and other net costs ($5.3M) and asbestos related benefit ($20.2M).
The net asbestos related benefit includes remeasurement income ($68.1M), offset by asbestos related expense to maintain 10 year accrual ($47.9M).

#C - 2020 primarily includes pension termination related settlement charges.

#D - 2020 includes the net tax benefit of special items #A through #C ($58.8M) and tax-related special items including tax expense on future distribution of foreign earnings ($6.3M), tax expense for the pension termination related to AOCI of ($5.1M), tax benefit for valuation allowance change ($6.2M) and tax benefit on uncertain tax position release ($4.4M).
#D - 2019 includes various tax-related special items including tax expense for valuation allowance change ($4.7M), tax expense on future distribution of foreign earnings ($7.3M), tax benefit for return to accrual adjustment ($5.0M), and the tax impact of other operating special items.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow and Free Cash Flow Margin
Full Year & 4th Qtr. 2020 & 2019
(In Millions)

	FY 2020	FY19	Q4 2020	Q4 2019

Net Cash - Operating Activities #A	$435.9	$357.7	$117.8	$136.0

Capital expenditures	63.7	91.4	16.1	22.1

Free Cash Flow	372.2	266.3	101.7	113.9

Revenue	$2,477.8	$2,846.4	$708.6	$719.1

Free Cash Flow Margin	15.0%	9.4%	14.4%	15.8%

#A - 2020 includes payments for asbestos ($9.8M) and restructuring ($33.0M).
#A - 2019 includes payments for asbestos ($21.6M) and restructuring ($11.7M).
#A - Q4 2020 includes payments for asbestos ($0.9M) and restructuring ($8.5M).
#A - Q4 2019 includes payments for asbestos ($1.5M) and restructuring ($3.9M).

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2021
(Per share amounts)

	2021 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$3.12	$3.48
Estimated asbestos related costs, net of tax	0.05	0.04
	$3.17	$3.52

Estimated restructuring and realignment costs, net of tax	0.23	0.19

Other costs, net of tax	0.05	0.04

EPS from Continuing Operations - Adjusted	$3.45	$3.75

Note: The Company has provided forward-looking non-GAAP financial measures for organic revenue growth and adjusted segment operating margin in the earnings release. It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions, divestitures and certain other special items that may occur during 2021 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted segment operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and has not provided reconciliations for these forward looking non-GAAP financial measures.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow Guidance
Full Year 2021
(In Millions)

	2021 Full-Year Guidance
	Low	High

Net Cash - Operating Activities	$370.0	$400.0

Capital expenditures	100.0	100.0

Free Cash Flow	$270.0	$300.0

Revenue #A	$2,620.0	$2,620.0

Free Cash Flow Margin	10%	12%

#A Represents the midpoint of the revenue range provided of 5% to 7%.

Contacts

Investor Contact
Mark Macaluso
+1 914-641-2064
mark.macaluso@itt.com